SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 6, 1998



                            CHAPARRAL RESOURCES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




         Colorado                       0-7261                   84-0630863
         --------                       ------                   ----------
(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
 of incorporation)                                           Identification No.)





          2211 Norfolk, Suite 1150, Houston, Texas              77098
          ----------------------------------------              -----
         (Address of principal executive offices)             (Zip Code)



       Registrant's telephone number, including area code: (713) 807-7100







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Item 5.  OTHER EVENTS.
         -------------

     On November 24, 1997, the Company executed a Subscription Agreement ("Agreement") with an investor which was not affiliated with the Company. Pursuant to the Agreement, the Company agreed to sell to the investor 75,000 shares of the Company's Series A Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000), 75,000 shares of the Company's Series B Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000), and 75,000 shares of the Company's Series C Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000).

     The purchase and sale of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock was to occur at four separate closings. The funds for the first purchase, which consisted of 50,000 shares of Series A Preferred Stock for a purchase price of $5,000,000, were received on November 25, 1997.

     On March 6, 1998, the Company and the investor entered into a Termination Agreement which terminated any obligations that the investor may have had to make any additional purchases under the Agreement. Also, as a part of the Termination Agreement, the Company and the investor agreed that the anti-dilution provisions of the Series A Preferred Stock would not be applicable if the Company sold securities below the conversion price of the Series A Preferred Stock that the investor had purchased.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         ----------------------------------

(c) Exhibits.

Exhibit 10.1 Termination Agreement dated March 6, 1998, by and between Chaparral Resources, Inc. and Exeter Finance Group, Inc.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 17, 1998

                                             CHAPARRAL RESOURCES, INC.




                                             By:  /s/ HOWARD KARREN
                                                  ------------------------------
                                                  Howard Karren, President




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                                  EXHIBIT INDEX


Exhibit 10.1 Termination Agreement dated March 6, 1998, by and between Chaparral Resources, Inc. and Exeter Finance Group, Inc.



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